Exhibit 99.1

PRESS RELEASE

RELATIONAL SUES SOVEREIGN AND SANTANDER

ALLEGES PENNSYLVANIA LAW OBLIGATES SANTANDER TO

PAY “FAIR VALUE” TO ALL SHAREHOLDERS

SAN DIEGO, CA, December 12, 2005 — Relational Investors LLC, the largest shareholder of Sovereign Bancorp, Inc. (NYSE: SOV), announced today that it has filed a lawsuit in U.S. District Court for the Southern District of New York against Sovereign Bancorp, Inc. and Banco Santander Central Hispano, S. A. (NYSE: STD).

The lawsuit maintains that the proposed transaction between Sovereign and Santander will give Santander (either alone or in concert with others) voting power over 20% or more of Sovereigns’ common stock and, therefore, constitutes a “control transaction” under the Pennsylvania Business Corporation Law.  As a result, if Santander closes the investment, the law will require Santander to pay all Sovereign shareholders who wish to sell their shares cash equal to “fair value” (including a control premium and interest) based on a court-appointed appraiser’s determination.  Relational believes that there is powerful evidence for the appraised “fair value” to be substantially more than the $27 price Santander has agreed to pay.

In commenting on the suit, Ralph V. Whitworth, Principal of Relational Investors, said: “In the post Sarbanes-Oxley world, Sovereign’s attempt to disenfranchise its shareholders is unprecedented.  Fortunately, Pennsylvania Law gives shareholders who object to these coercive conditions, the right to receive the true ‘fair value’ for their shares.”

The suit seeks a declaratory judgment that Santander, alone or in concert with others, will obtain 20% or more of the voting power of Sovereign and that the closing of the amended investment agreement constitutes a control transaction under the Pennsylvania Business Corporation Law.  As a result, Relational contends that Santander is obligated to provide written notice to all Sovereign shareholders advising them of their rights to receive fair value for their shares “including…any value payable for acquisitions of control of the corporation…”

About Relational Investors

Relational Investors LLC is an asset management firm located in San Diego, California managing $6.0 billion.  Additional information about Relational is available on their website at www.rillc.com.

Further Information About Relational’s SEC Filings

On October 20, 2005, Relational, together with a number of affiliated persons and entities that may be deemed “participants” for purposes of the solicitation rules of the Securities and Exchange Commission (“SEC”), filed a preliminary proxy statement on Schedule 14A with the SEC relating to a possible solicitation of proxies from the shareholders of Sovereign Bancorp, Inc. (“Sovereign”) in connection with Relational’s nomination of Ralph Whitworth and David Batchelder for election to Sovereign’s board of directors at Sovereign’s 2006 Annual Meeting of shareholders. Relational will prepare and file with the SEC a definitive proxy statement relating to their nomination of Messrs. Whitworth and Batchelder and may file other proxy solicitation materials.  RELATIONAL ANTICIPATES THAT IT WILL REVISE AND FILE THE PRELIMINARY PROXY STATEMENT IN RESPONSE TO SEC COMMENTS AND SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AS REVISED (AND THE DEFINITIVE PROXY

STATEMENT, WHEN IT BECOMES AVAILABLE) BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING RELATIONAL’S NOMINATION OF MESSRS. WHITWORTH AND BATCHELDER FOR ELECTION AS DIRECTORS.  The preliminary proxy statement is, and the revised preliminary proxy statement and the definitive proxy statement (when they become available) will be, available for free at www.sec.gov, along with any other relevant documents.  You may also obtain a free copy of the preliminary proxy statement, or the definitive proxy statement (when it becomes available), by contacting Maudie Holland of Relational at (858) 704-3321, or by sending an email to maudie@rillc.com.  Information regarding the names, affiliation, and interests of persons who may be deemed to be participants in our solicitation of proxies of Sovereign’s shareholders is available in the preliminary proxy statement filed with the SEC on October 20, 2005.

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For more information contact:

Sandi Christian

Relational Investors

(858) 704-3335

slc@rillc.com